AGREEMENT OF SALE

THIS AGREEMENT, entered into as of the 26 day of April, 1996, by and between J. HERZOG & SONS, INC. ("Purchaser") and HUNTINGTON PLAZA LIMITED PARTNERSHIP, an Illinois Limited Partnership ("Seller").

                                  WITNESSETH:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Two Million Six Hundred Fifty Thousand and No/100 Dollars ($2,650,000.00), that certain property ("Property") in Huntington, Indiana, more particularly described on Exhibit A attached hereto, which Property is known as Huntington Plaza.

2.   PURCHASE PRICE.  The Purchase Price shall be paid as follows:

     a. Upon the execution of this Agreement, the sum of $25,000.00 ("Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit B;

     b. The sum of $25,000.00 as additional Earnest Money upon the earlier of April 8, 1996 or the date when Purchaser receives an appraisal acceptable to its lender. The additional Earnest Money shall be held in escrow by and in accordance with the provisions of the Escrow Agreement.

     c. On the Closing Date (as hereinafter defined), $2,350,000.00 (inclusive of all Earnest Money) adjusted in accordance with the prorations by federally wired "immediately available" funds.

     d. On the Closing Date, Purchaser will deliver a purchase money note ("Note") in the form of Exhibit M attached hereto in the amount of $300,000.00 as a portion of the Purchase Price. The Note will be secured by a Mortgage in the form of Exhibit N attached hereto.

     e. Post-Closing Adjustment. The assessed value for real property taxes for 1995 was increased. An appeal is presently pending seeking a reduction of the aforesaid increase in the assessment of the Property. If there is a successful reduction of the assessed value of the Property, then the Note will be increased pursuant to the terms set forth in the Note and the Purchase Price will be increased by the same amount. The increase in the Note and Purchase Price will occur at such time after Closing upon the conclusion of the tax appeal, but shall be effective as of the Closing Date. The tax appeal for 1995 taxes will be handled by Seller in its sole and absolute discretion. Any 1995 tax refunds received by Purchaser shall be remitted to Seller forthwith.
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3.   TITLE COMMITMENT AND SURVEY.

     a. Attached hereto as Exhibit C is a title commitment dated December 4, 1995 ("Title Commitment") for an owner's standard coverage title insurance policy ("Title Policy") issued by First American Title Insurance Company ("Title Insurer"). The owner's Title Policy issued at Closing will be in the amount of the Purchase Price subject only to real estate taxes not yet due and payable, the general printed exceptions contained in the policy and the special title exceptions set forth in Schedule B-Section II, Numbers 5 and 9 through 22, 25 through 28, 30 through 34, 36 and 37 of the Title Commitment. All of the above are herein referred to as the "Permitted Exceptions". On the Closing Date, Seller shall deliver a current certified rent roll to the Title Insurer and the Permitted Exceptions shall be revised accordingly. The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters insured by the policy, subject only to the exceptions therein stated. On the Closing Date, Seller shall cause the Title Insurer to issue the Title Policy or a "marked up" commitment in conformity with the Title Commitment. Purchaser and Seller shall equally share the costs of the Title Policy; however, Purchaser shall pay for "extended coverage" or any special endorsements which Purchaser requires.

     b. Purchaser acknowledges receipt of a survey ("Survey") of the Property prepared by Land Surveying and Consulting, Inc. dated July 6, 1994 and Purchaser approves the Survey. Prior to Closing, Seller shall have the survey updated and re-certified to Purchaser. Purchaser and Seller shall equally share the cost of the updated Survey. However, if Purchaser requires any additional revisions to the Survey, Purchaser shall pay for such additional work.

4. CONDITION OF TITLE/CONVEYANCE. Seller agrees to convey fee simple title to the Property by Special Warranty Deed ("Deed") in recordable form subject only to the Permitted Exceptions. If Seller is unable to convey title to the Property subject only to the Permitted Exceptions because of the existence of an additional title exception ("Unpermitted Exception"), then Purchaser can elect to take title to the Property subject to the Unpermitted Exception or terminate this Agreement. Notwithstanding the aforesaid, Seller shall either remove all liens of a definite and ascertainable amount or cause the Title Insurer to issue a Title Indemnity insuring over such liens. If Purchaser elects to terminate this Agreement, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser and, subject to the survival provisions of Paragraph herein, neither party shall have any further liability hereunder.

5. PAYMENT OF CLOSING COSTS. Purchaser and Seller shall equally share the costs of the documentary stamps (if any) to be paid with reference to the Deed and all other stamps, intangible, documentary, recording, sales tax and surtax imposed by law with reference to any other documents delivered in connection with this Agreement.

6.   DAMAGE, CASUALTY AND CONDEMNATION.

     a. If the Property suffers damage as a result of any casualty prior to the Closing Date and can be repaired or restored in the case of real property for $100,000 or less, then Seller shall commence the repair or restoration in an expeditious manner. Seller shall retain all insurance proceeds. If the cost of repair and restoration exceeds those amounts, then Seller can elect to either: (a) repair and restore same, in which event the Closing Date will be
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extended until such date as may reasonably be required to complete the repair or restoration; or (b) terminate this Agreement upon notice to Purchaser served within twenty (20) business days of such casualty. If Seller elects to terminate this Agreement pursuant to this Paragraph, then Purchaser will have the option to accept the Property in its damaged condition together with an assignment from Seller of all insurance proceeds and receive a credit at Closing in the amount of the deductible, provided Purchaser notifies Seller by notice served within twenty (20) days after receipt of Seller's notice of election to terminate.

     b. If condemnation proceedings ("Proceedings") have been instituted against the Property and such Proceedings are in an amount in excess of $100,000.00, then Purchaser can elect to either take the Property subject to the Proceedings and an assignment of Seller's interest in the Proceedings or terminate this Agreement. If Purchaser elects to terminate this Agreement, it shall be by notice to the Seller within five (5) days after Seller notifies Purchaser of the Proceedings.

     c. If the Agreement is terminated pursuant to this Paragraph, then all Earnest Money plus the interest accrued thereon shall be returned to the Purchaser and, subject to the survival provisions of Paragraph herein, neither party shall have any further liability hereunder.

7.   AS-IS CONDITION.

     a. Seller acquired title to the Property by virtue of a deed in lieu of foreclosure, and therefore, except as may be specifically provided for herein, Seller cannot make any representations as to the condition of the Property upon which Purchaser can rely. Any information which Seller has as to the leases is based solely upon information which Seller obtained subsequent to its acquisition of the Property. Purchaser is not relying on Seller having made any inquiry as to the condition of the Property or the leases. Purchaser acknowledges and agrees that it will be purchasing the Property based solely upon its inspection and investigations of the Property and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS" based upon the condition of the Property as of the date of this Agreement, subject to reasonable wear and tear and loss by fire or other casualty or condemnation from the date of this Agreement until the Closing Date. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants or agents have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements, the existence or nonexistence of asbestos, lead in water, lead in paint, radon, underground or aboveground storage tanks, petroleum, toxic waste or any Hazardous Materials or Hazardous Substances (as such terms are defined below), the tenants of the Property or the leases affecting the Property, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation that the Property complies with Title III of the Americans With Disabilities Act or any fire codes or building codes. With reference to Hazardous Materials or Hazardous Substances, Purchaser hereby releases Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and Purchaser hereby agrees not to assert any claims, for damage, loss, compensation, contribution, cost recovery or otherwise, against Seller, whether in tort, contract or otherwise, relating directly or indirectly to the existence of asbestos or Hazardous Materials or Hazardous Substances on, or environmental conditions of, the Property or arising under the Environmental Laws (as such term is hereinafter defined) or relating in any way to the quality of the indoor or outdoor environment at the Property. This release shall survive the Closing. As used herein, the term "Hazardous Materials" or "Hazardous Substances" means (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes", "hazardous materials", "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601, et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C.
Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum,
(B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon, (H) Polychlorinated Biphenyls (PCB's), and (I) ureaformaldehyde.

     b. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Except as may otherwise be specifically set forth elsewhere in this Agreement, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller from any liability with respect to such historical information.

8.   CLOSING.

     a. The closing ("Closing") of this transaction shall be on May 8, 1996 ("Closing Date"), at the office of the Seller's attorney, at which time Seller shall deliver possession of the Property to Purchaser.

     b. Upon Notice delivered to the Seller, no later than May 1, 1996, Purchaser shall have the right to extend the Closing Date to June 15, 1996 ("Extended Closing Date") provided that the Notice is accompanied by a cashier's or unendorsed certified check in the sum of $50,000.00 as additional Earnest Money to be deposited with and held by Escrow Agent in accordance with the provisions of the Escrow Agreement. Thereafter, all references herein to the Closing Date shall mean the Extended Closing Date. The additional deposit of $50,000.00 shall be credited to the balance of the Purchase Price due at Closing.

9.   CLOSING DOCUMENTS.

     a. On the Closing Date, Purchaser shall deliver to Seller an executed closing statement, the executed Note, the executed Mortgage, the balance of the Purchase Price, and such other documents as may be reasonably required in order to consummate the transaction as set forth in this Agreement.

     b. On the Closing Date, Seller shall deliver to Purchaser possession of the Property; the Deed (in the form of Exhibit D attached hereto) subject to the Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser; an executed closing statement; an executed assignment and assumption of all service contracts (in the form of Exhibit E attached hereto); an executed assignment and assumption of all leases and security deposits (in the form of Exhibit F attached hereto); updated rent roll; a notice to the tenants of the transfer of title and the assumption by Purchaser of the landlord's obligations under the leases and the obligation to refund the security deposits (in the form of Exhibit G attached hereto); a non-foreign affidavit (in the form of Exhibit H attached hereto); the original leases or copies of the original leases and tenant files; an executed assignment of all warranties, guaranties and intangibles (with originals attached or copies if the originals are not in Seller's possession) in the form of Exhibit I attached hereto; an inventory of the personal property and a Bill of Sale for the same (in the form of Exhibit J attached hereto); a written termination by Balcor Pension Investors ("BPI") of its right to consent to a transfer or mortgage of the Burger King Ground Lease or an assignment by BPI to Purchaser of BPI's right to consent; an executed Environmental Disclosure Document (in the form of Exhibit P attached hereto) which will be delivered at least ten (10) days prior to Closing; an agreement by Seller, as junior mortgagee, covenanting not to disturb the Burger King ground lease as required under such ground lease (in the form of Exhibit Q attached hereto) and any other documents reasonably required of Seller as junior mortgagee under the leases; a subordination agreement by Seller (in the form of Exhibit R attached hereto), as junior mortgagee, subordinating the lien of the junior mortgage to the lien of the senior mortgage; and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

10. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT, INCLUDING ITS OBLIGATIONS TO MAKE ALL DEPOSITS ON OR BEFORE THE DATES PROVIDED FOR HEREIN. IN THE EVENT OF ANY DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND, SUBJECT TO THE SURVIVAL PROVISIONS OF PARAGRAPH B HEREIN, THIS AGREEMENT SHALL TERMINATE AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS REFUSAL TO DELIVER THE DEED, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

12.  a.   PRORATIONS.  Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing) as set forth on the rent roll and the tenant leases and the Tenant Estoppel Certificates (as that term is hereinafter defined) received from the tenants; water and other utility charges; fuels; prepaid operating expenses; real and personal property taxes prorated on a "net" basis (i.e. adjusted for all tenants' liability, if any, for such items); common area maintenance charges to tenants on a net basis; percentage rents; and other similar items shall be adjusted ratably as of 11:59 P.M. on the Closing Date ("Proration Date"), and credited or debited to the balance of the cash due at Closing. Percentage rents will be based on the most recent ascertainable data and readjusted by a credit or debit against payments due on the Note when the final data is available. If for any reason the Proration Date is earlier than the Closing Date, then for the period from the Proration Date through the Closing Date, Purchaser shall be entitled to the benefit of all of the income from the Property and shall bear the burden of all of the operating expenses of the Property, including, but not limited to, insurance, service contracts, employee wages and benefits, management fees, utility costs and interest on the existing mortgages encumbering the Property (if any). If the amount of any of the items to be prorated is not then ascertainable, the adjustment thereof shall be on the basis of the most recent ascertainable data. Except for percentage rents and real and personal property taxes, all prorations will be final. Taxes will be reprorated when the final bills are available and will be finally prorated when the present tax appeal is concluded by a credit or debit against payments due on the Note.

     b. DELINQUENT RENTS. If, as of the Closing Date, any rent is in arrears for thirty (30) days or less, then rents collected by Purchaser shall be applied first to the delinquent rent and then to current rent. As to rents that are in arrears for more than thirty (30) days, the first rent collected by the Purchaser shall be applied to current rent and then to delinquent rent. Those rents collected by Purchaser which belong to the Seller shall be remitted to the Seller within ten (10) days after receipt.

13. TENANT ESTOPPEL CERTIFICATES. Within five (5) days after the execution of this Agreement and Purchaser's deposit of the Earnest Money with the Escrow Agent, Seller will request all of the tenants occupying space in the Property to execute an estoppel certificate substantially in the form of Exhibit K attached hereto ("Tenant Estoppel Certificate"). Purchaser's obligation to close and purchase the Property is subject to and conditioned upon Seller's obtaining a Tenant Estoppel Certificate from Target, J.C. Penney, Western Auto, Hooks Drugs and Dollar General, and subordination agreements to the benefit of Purchaser's lender from all tenants who are required under the terms of their leases to deliver subordination agreements. Seller will cooperate with Purchaser in attempting to obtain subordination agreements from all of the tenants. Notwithstanding the aforesaid, if Seller does not receive Tenant Estoppel Certificates from at least 70% of the remaining tenants, then in lieu thereof, Seller shall deliver a Tenant Estoppel Certificate in the form of an affidavit ("Seller's Affidavit"), in the form of Exhibit K-1 attached hereto, executed by Seller for the balance of the 70% requirement. The Seller's Affidavit for a particular tenant will expire upon delivery to Purchaser of the Tenant Estoppel Certificate for that tenant. Seller will forward copies of the Tenant Estoppel Certificates to the Purchaser after they are received by Seller and will deliver the originals at Closing. Purchaser shall have the right to terminate this Agreement if the Tenant Estoppel Certificates raise issues which cause Seller's representations and warranties to be materially false.

14. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and shall be subject to the provisions of Paragraph .

15. ASSIGNMENT. The Purchaser shall have the right to assign its interest in this Agreement, provided that the assignment is effected at least ten (10) days prior to Closing. However, Purchaser shall continue to be obligated for its undertakings and indemnities under this Agreement.

16. BROKER. The parties hereto acknowledge that they have not engaged the services of a real estate broker. Purchaser has not paid and will not pay at any time before, at or after the Closing, any fee, commission or compensation whatsoever to any person whomsoever directly or indirectly on account of this Agreement, its negotiation, or the sale hereby contemplated. The foregoing does not apply to any fee which may be paid to any affiliate of Seller as a result of this transaction. Purchaser agrees to indemnify, defend and hold harmless the Seller and any partner, affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's partner, parent or affiliate (each of the above is individually referred to as an "Seller Indemnitee") from all claims, including attorneys' fees and costs incurred by an Seller Indemnitee as a result of anyone's claiming by or through Purchaser any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Purchaser does now and shall at all times consent to a Seller Indemnitee's selection of defense counsel.
Seller agrees to indemnify, defend and hold harmless the Purchaser and all shareholders, employees, officers and directors of Purchaser or Purchaser's parent or affiliate (each of the above is individually referred to as a "Purchaser Indemnitee") from all claims, including attorneys' fees and costs incurred by a Purchaser Indemnitee as a result of anyone's claiming by or through Seller any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Seller does now and shall at all times consent to a Purchaser Indemnitee's selection of defense counsel. The provisions of this Paragraph will survive the Closing and delivery of the Deed.

17.  DOCUMENTS AND INSPECTION OF PROPERTY.

     a. Seller has delivered to Purchaser copies of the most recent available tax bills, rent rolls, insurance premiums, and service contracts (collectively the "Documents"). Within five (5) days after the execution of this Agreement by Seller, Seller shall deliver or make available to the Purchaser the following documents, if they are in Seller's possession and Seller can locate them:
          i.   Copies of the plans and specifications;

          ii.  Copies of the service contracts;

          iii. Copies of documents that create any special parking arrangements with any of the tenants, unless such special parking arrangements are set forth in the tenant leases or any amendments thereto;

          iv.  operating statements for the Property for the prior three years;

          v.   sales and percentage rents for the prior three years;

          vi.  copies of all soils tests;

          vii. copies of all engineering studies and reports;

          viii. copies of the utility agreements;

          ix.  copies of water and sewer agreements;

          x.   notices of special assessments;

          xi.  tenant files (available for review);

          xii. list of personal property;

          xiii. copies of all warranties and guaranties; and

          xiv. copies of all tenant leases.

     b. Purchaser agrees to defend and hold Seller harmless from any injuries, damages or claims of any nature whatsoever which Purchaser's servants, agents or employees may have as a result of Purchaser's inspection of the Property. Purchaser further agrees to restore any damage to the Property which may arise as a result of Purchaser's inspection of the Property. The terms and provisions of this subparagraph shall survive the termination of this Agreement or the Closing and the delivery and recording of the Deed.

     c. Purchaser's obligations to indemnify, defend and hold Seller harmless under the provisions of this Paragraph shall survive the termination of this Agreement or the Closing and the delivery and recording of the Deed.

18.  SELLER'S REPRESENTATIONS AND WARRANTIES AND LIABILITY.

     a. Any reference herein to Seller's knowledge, representation, warranty or notice of any matter or thing, shall only mean such knowledge or notice that has actually been received by Phillip Schechter, and any representation or warranty of the Seller is based upon those matters of which Phillip Schechter has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller or the individual partners or the general partner of Seller.

     b. Subject to the limitations set forth in subparagraph a above, Seller hereby makes the following representations and warranties, all of which are made to the best of Seller's knowledge, and shall also be true as of the Closing Date and shall survive the Closing and delivery of the Deed for a period of ninety (90) days:

          i. The present use and occupancy of the Property conform with applicable building and zoning laws and Seller has received no notice that any such laws, rules or regulations are being violated.

          ii. The rent roll attached hereto as Exhibit O and which will be updated as of the Closing Date is true and accurate.

          iii. Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property.

          iv. Seller has not delivered any Documents which Seller knew were false and misleading.

          v. The person executing this Agreement has full authority to execute this Agreement and upon such execution, this Agreement will be binding upon the Seller.

          vi. Seller has not received any written notices that any action is to be taken by a governmental authority which would affect access from the Property to the highway or road adjacent to the Property or which would affect the utilities servicing the Property.

          vii. Seller has not received any written notice from any governmental authority having jurisdiction thereof, setting forth the existence of the violation of any Environmental Law.

          viii.No party has an option to purchase all or any portion of the Property.

          ix. Except for the tenants and the property manager, no other party has a right to possession of any part of the Property.

          x. Seller has not received a written notice from any tenant that Seller is in default under any lease.

          xi. As of the Closing Date, all leasing commissions will have been fully satisfied.

          xii. Except as set forth in the rent roll to be delivered at Closing, no tenant has prepaid rent for more than thirty (30) days.

          xiii.Seller has not made any representation or warranty which Seller knows is false and misleading.

          xiv. Seller has not instituted any insolvency proceedings nor have such proceedings been instituted against the Seller.

19. ENVIRONMENTAL AND MISCELLANEOUS REPORTS. Attached to this Agreement as Exhibit L are the following reports of the Property (collectively "Reports") which Seller is delivering to Purchaser at Purchaser's request:

     1. Stained Soil Excavation, Transportation and Disposal Proposal dated 11/29/95;

     2.   Monitor Well Installation/Surface Soil Sampling dated 11/15/95;

     3.   Phase I Environmental Site Assessment dated 8/16/95;

     4.   Geoprobe Investigation dated 10/10/95;

     5.   Soil Sampling/Well Installation Proposal dated 10/16/95;

     6.   Soil Certification Sheet dated 1/3/96;

     7.   Manifest Form dated 1/5/96;

     8.   Phase I Environmental Site Assessment dated 12/6/91;

     9.   Phase I Environmental Site Assessment dated 6/30/92;

     10. Letter from Target Stores dated 12/13/93 pertaining to ADA Accessibility T-132;

     11. Soil, Excavation, Removal and Disposal Report dated 2/9/96 prepared by ATEC Associates, Inc.

     Seller makes no representation or warranty that the Reports are accurate or complete. Purchaser hereby releases Seller from any liability whatsoever with respect to the Reports or, including, without limitation, the matters set forth in the Reports, the accuracy and completeness of the Reports.

20. LIMITATION OF SELLER'S LIABILITY. No general or limited partner of Seller, nor any of its respective beneficiaries, shareholders, partners, officers, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

21. PURCHASER'S ORGANIZATIONAL DOCUMENTS. At least ten (10) days prior to the Closing Date, Purchaser will provide Seller's attorney with copies of its organizational documents, including a certified copy of its recorded certificate of limited partnership and a true copy of its Partnership Agreement or a certified copy of its Articles of Incorporation, corporate resolutions authorizing the transaction, and an incumbency certificate, whichever is applicable.

22.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

23. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or by facsimile or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois  60015
                              Attn:  Ilona Adams

          with copies to:     The Balcor Company
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois  60015
                              Attn:  Al Lieberman
                              847/267-1600
                              847/317-4462 (FAX)

                              and

                              Morton M. Poznak
                              Schwartz & Freeman
                              Suite 1900
                              401 North Michigan Avenue
                              Chicago, Illinois  60611
                              312/222-0800
                              312/222-0818 (FAX)

          TO PURCHASER:       Martin Herzog
                              Mark Hutner
                              J. Herzog & Sons, Inc.
                              1720 S. Bellaire Street
                              Suite 1209
                              Denver, Colorado 80222
                              303/757-8811
                              303/757-1911 (FAX)

          with a copy to:     Neil Oberfeld
                              Berenbaum & Weinshienk
                              26th Floor
                              Republic Plaza
                              370 17th Street
                              Denver, Colorado 80202-5626
                              303/825-0800
                              303/629-7610 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the same day if sent by facsimile before 5:00 P.M. Central Time, or the next day if sent by facsimile after that time, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier or by facsimile as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

24.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT. Purchaser will execute three
(3) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (1)  Earnest Money;

     (2)  One (1) fully executed copy of this Agreement; and

     (3) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to the Purchaser and the Seller.

25. GOVERNING LAW. The provision contained herein with reference to retention of the Earnest Money in the event of Purchaser's default shall be governed by the laws of the State of Colorado. The remaining provisions of this Agreement shall be governed by the laws of the State of Indiana.

26. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

27. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

28. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date set forth above.

Executed by Purchaser on      PURCHASER:
April 4, 1996.
                              J. HERZOG & SONS, INC., a Colorado
                              corporation

                              By: /s/Martin H. Herzog
                                 ---------------------------------------


Executed by Seller on         SELLER:
April 26, 1996.
                              HUNTINGTON PLAZA LIMITED
                              PARTNERSHIP, an Illinois limited partnership

                              By:  Huntington Plaza, Inc., an Illinois
                                   corporation, the general partner


                              By: /s/Philip Schechter
                                 ---------------------------------------
                                   Authorized agent

                                   EXHIBITS


A    -    Legal
B    -    Escrow Agreement
C    -    Title Commitment
D    -    Deed
E    -    Assignment of Service Contracts
F    -    Assignment of Leases and Security Deposits
G    -    Notice to Tenants
H    -    Non-Foreign Affidavit
I    -    Assignment of Warranties and Guaranties
J    -    Bill of Sale
K    -    Tenant Estoppel Certificate
K-1  -    Seller's Affidavit
L    -    Environmental Reports
M    -    Note
N    -    Mortgage
O    -    Rent Roll
P    -    Environmental Disclosure Document
Q    -    Covenant Not To Disturb Burger King Ground Lease
R    -    Subordination Agreement